TECHNOLOGY LICENSE AGREEMENT
(MECH)

THIS AGREEMENT made the 26th day of November, 2001.

BETWEEN:

Melvin L. Prueitt, an individual having an address at 161 Cascabel, Los Alamos, NM 87544;

LESLIE G. SPEIR, an individual having an address at Box 4172, Espanola, NM 87533; and

STANLEY D. PRUEITT, an individual having an address at 2848 A Walnut Street, Los Alamos, NM 87544

(collectively, the "Licensors")

AND:

Sunspring, Inc. (SUNS), a Nevada corporation having an address at 112C Longview Drive, Los Alamos, NM 87544

(the "Licensee")

WHEREAS:

1. RECITALS

1.1 The Licensors are the owner of certain technology, including expanders, pumps, and recuperators used to produce desalinated water from seawater or brackish water using solar energy (herein referred to as the "MECH Technology"), as further particularized in Schedule "A".

1.2 The Licensors are the owner of technology for using solar collectors to produce heated water from solar energy using components of the Mech Technology (herein referred to as the SIP Technology), as further particularized in Schedule "B";

1.3 The Licensors and Licensee desire to enter into a license for the Licensed Technology (as defined below). Licensee also desires to further develop the Licensed Technology, to maintain the intellectual property rights in the Licensed Technology, and to be kept currently informed of all new developments available or known to a Licensor hereafter that may be potentially relevant to the Licensed Technology.

2. DEFINITIONS

As used in this Agreement the following terms shall, unless the context otherwise requires, have the following meanings:

2.1 "Confidential Information" means any information relating to or disclosed in the course of this Agreement which is or should be reasonably understood to be confidential or proprietary. "Confidential Information" does not include information: 1) already lawfully known to the receiving party, 2) disclosed in published materials, 3) generally known to the public, or 4) lawfully obtained from any third party.

2.2 "Field" means the collection and use of solar energy for the production of desalinated water.

2.3 "Licensed Product" means any product or device which incorporates a feature or element of the Licensed Technology.

2.4 "Commencement Date" means the date on the first page of this Agreement.

2.5 "Term" means the period from the Commencement Date to the earlier of: (a) twenty five years from the Commencement Date; or (b) the date this Agreement is terminated pursuant to Article 7 of this Agreement.

2.6 "Licensed Technology" means the following:

(a) the MECH Technology as it relates to the Field and the SIP Technology as it incorporates the MECH Technology;

(b) Any improvements, enhancements, and additions to the technologies listed in paragraph 2.6(a) and modifications and derivations thereto relating to the Field, conceived or reduced to practice by a Licensor either before or during the Term; and

(c) A Licensor's proprietary techniques and knowledge directly related to the technologies listed in paragraph 2.6(a) above known by such Licensor either before or during the Term.

2.7 "Gross Receipts" means gross receipts from sales or leases of Licensed Products, including spare parts, components and sub-assemblies thereof, after deducting actual allowances for returned or defective goods, less trade discounts, but before cash discounts and sale of potable water.

2.8 "Affiliated Company" means a company: (a) in which Licensee owns at least 50% of the voting shares; (b) which owns at least 50% of the voting shares of Licensee; or (c) at least 50% of the shares thereof are owned by Affiliated Companies.

3. LICENSES

3.1 Grant of Licensed Technology. The Licensors grant to Licensee during the Term the exclusive right and license in the Field throughout the world, to use the Licensed Technology (excluding the SIP Technology) in the Field and to manufacture, have manufactured, use, market, have marketed, sell and have sold Licensed Products. The Licensors further grant to Licensee the non-exclusive right and license throughout the world, to use the Licensed Technology (excluding the SIP Technology) for the production of electric power. The Licensors further grant Licensee during the Term the nonexclusive right and license throughout the world, to use the SIP Technology and the Licensed Technology in association therewith.

3.2 Sublicenses. The rights in the Licensed Technology granted by the Licensors to Licensee include the right to grant sublicenses.

3.3 Modifications and Improvements. Each Licensor will disclose to Licensee, as soon as reasonably practicable, all modifications, improvements and enhancements to the Licensed Technology.

3.4 Assignment. The licenses granted herein may be assigned in whole or in part by Licensee.

3.5 Exploitation of Licensed Rights. Licensee will use reasonable efforts to exploit the rights granted by this Agreement, with a view to generating royalties for Licensor.

4. REPRESENTATIONS

4.1 Representations by Licensors. Each Licensor represents that the following representations are true now and will be true with respect to the Licensed Technology.

(a) To the best of his knowledge, the Licensor owns the exclusive right, free and clear of all liens, claims and restrictions of third parties (excluding the other Licensors), to use the Licensed Technology without infringing upon or otherwise acting adversely to any right or claimed right of others and to bring actions for the infringement of the Licensed Technology.

(b) To the best knowledge of each Licensor, there is no pending or threatened claim or litigation against such Licensor contesting Licensor's right to the Licensed Technology, nor does there exist any basis for such claim or litigation, nor has Licensor received any notice that any right of Licensor to the Licensed Technology conflicts with the asserted rights to others.

(c) The Licensor has not entered into any other agreements with other parties limiting the rights granted to Licensee in this Agreement.

5. CONFIDENTIALITY

5.1 Confidentiality.

(a) During and after the term of this Agreement, all parties to this Agreement will keep confidential and not disclose to their employees, vendors, customers or others all Confidential Information disclosed to it by another party under this Agreement except that, on a need to know basis, Licensee may disclose Confidential Information to employees, subcontractors, customers or others who have executed confidentiality agreements obligating them to Licensee at least to the same extent that Licensee is obligated to the Licensors under this Article.

(b) Licensee will obtain from all prospective sublicensees confidentiality agreements covering information disclosed to it by another party. The agreements shall obligate the sublicensees to Licensee with respect to Confidential Information at least to the same extent the Licensee is obligated to the Licensors under this Article.

6. ROYALITES

6.1 Licensed Technology. For the grant of Licensed Technology and Licensed Know-How, Licensee will pay the Licensors: (i) a royalty equal to 1% of Gross Receipts from the sale or lease of Licensed Products by Licensee or an Affiliated Company; and (ii) a royalty of 0.5% of the revenue received by Licensee from the sale of goods and services, including desalinated water, and electric power, produced using the Licensed Technology in plants controlled by Licensee. The Licensors may divide this royalty amongst each Licensor as they see fit.

6.2 Form of Lease and Sale. Royalties payable under this Article will be paid for each Licensed Product that is leased or sold by or for Licensee or its sublicensees, regardless of whether the Licensed Product is sold or leased alone or incorporated into subassemblies or finished products.

6.3 Accounting Period. The accounting of royalties under this Article will be on the basis of one year periods beginning on the Commencement Date, the first such one year period ending on the first anniversary of the Commencement Date. Each such one year period is called in this Agreement a "Royalty Period".

6.4 Statements and Payments to Licensors. Within 15 days following the end of each Royalty Period, Licensee will furnish a designated Licensor with a written statement certified by Licensee, of the royalties due to the Licensors hereunder for the Royalty Period, setting forth the computation of the royalties. The statement will also include information reasonably necessary to facilitate verification of the royalty calculation and the identification of the Licensed Products for which royalties are due. Payment by Licensee will accompany each such statement.

6.5 Books of Account; Examination. Licensee will at all times keep complete, true and correct books of account containing a current record of leases, sales, sublicense royalties, and other data in sufficient detail to enable the royalties payable under this Agreement to be computed and verified. Subject to reasonable confidentiality restrictions and undertakings, Licensee will permit the Licensors, the Licensors' duly authorized agent, or an independent certified public accountant appointed by the Licensors to have access for inspection and make copies of pertinent books of account at reasonable times during business hours.

6.6 Currency. All royalties due hereunder will be paid in United States Dollars. All royalties for a Royalty Period computed in other currency will be converted into United States Dollars at the buying rate for the transfer of such other currencies to United States Dollars on the date of payment, as quoted by The Chase Manhattan Bank, N.A., or another reputable international bank.

6.7 Taxes. In the event any national government imposes any taxes on any part of the payments by Licensee to Licensors required hereunder and requests Licensee to withhold taxes from such payment, Licensee may deduct such taxes from such payments. Tax receipts indicating payments or withholding of taxes on behalf of the Licensors will be promptly submitted to the designated Licensor. Licensee will cooperate with the Licensors in a determination of the property of imposition of any such tax.

6.8 Exchange Restriction. In the event any national government imposes any exchange restriction applying to payments required under this Agreement, an account in the name of the Licensors will be established in a financial institution of the designated Licensor's choice in the country of such national government, and all monies due Licensors will be paid into such account, or, at the designated Licensor's election, payment will be made to any account selected by such Licensor that complies with such restriction.

7. TERM OF GRANTS AND TERMINATION

7.1 Termination of Agreement. This Agreement and the licenses granted pursuant to this Agreement will terminate upon the earliest to occur of the following events:

(a) Written notice by the designated Licensor to the Licensee, or the Licensee to the designated Licensor, that a Licensor or the Licensee, as applicable, has committed a substantial breach of this Agreement, specifying such breach, if such breach is not cured within a 90 day period following receipt of such notice.

(b) Cessation of Licensee doing business with the Licensed Technology.

(c) The commencement of proceedings by or against Licensee under the Bankruptcy Code or state insolvency laws.

(d) The expiry of the Term.

7.2 License Following Termination. Following any termination of this Agreement other than as a result of breach by either party, Licensee, at its option, will be entitled to a license limited to: (i) all Licensed Products then on hand (whether in the possession of Licensee or its sublicensees, assignees, agents or distributors), (ii) all Licensed Products that Licensee (or such sublicensees, assignees, agents or distributors) can manufacture with materials then on hand that were specifically purchased for the purpose of manufacturing Licensed Products, and (iii) Licensed Products needed to fill bona fide orders placed prior to the date of termination.

7.3 Royalty Payments. Licensee's obligation to pay royalties hereunder through the date of any termination of this Agreement will survive termination of this Agreement, and all such royalties will be due and payable within 30 days following such termination accompanied by the statement described in Article 6. After termination, Royalties will continue to accrue hereunder upon the sale, lease, or other disposition of Licensed Products.

8. MARKING

8.1 Affixed to Licensed Products. Licensee will affix (or require any sublicensee or assignee of Licensee to affix) to each Licensed Product or to the package containing such Licensed Product or to an insertion slip in the package with each Licensed Product, a legible notice reading: "Licensed under one or more of the following patents", followed by a list of patent numbers applicable to such Licensed Product.

9. INFRINGEMENT

9.1 Who May Sue. Upon learning of any infringement or misappropriation by any third party of any claim of any issued patent included within the Licensed Technology, a party will promptly notify the other parties in writing of such infringement or misappropriation, giving details thereof. Licensors and Licensee both will have the option, either alone or jointly, to take such measures as may be required to terminate any infringement or misappropriation. When any party brings an infringement or misappropriation action, the other parties may join as plaintiff and, whether or not it joins as a plaintiff, the other parties will cooperate and assist in the preparation and prosecution of the action.

9.2 Allocation of Expenses and Damages. In the case of mutual agreement on the institution of an infringement or misappropriation action against a third party, Licensee will bear one-half and Licensors will bear one-half of all expenses, unless Licensee or Licensors decline to participate financially in the prosecution of such action, in which case those declining to participate will be excused from bearing their share of such expenses and will be excluded from any share of the damages, fees, costs and penalties recovered. In the case of mutual agreement on the institution of an infringement suit, Licensee will receive one-half and Licensor will receive one-half of all damages, fees, costs and penalties recovered that remain after first reimbursing each of them for any amounts expended in prosecuting such infringement or misappropriation action.

9.3 Defense of Licensed Technology. If any judicial, administrative or other action or proceeding is commenced in which any right purported to be granted to Licensee by this Agreement is challenged or is the subject of investigation, or in which the validity of any patent or patent claim that is part of Licensed Technology is challenged, Licensee (or its assignee), at its own expense, will have the obligation to defend against any such action or proceeding, in its own name or in the name of Licensor, or both. The Licensors will cooperate fully in such defense. In each Royalty Period, Licensee may apply up to 50% of the royalties due Licensors for Licensed Technology to pay its attorney fees and other expenses of defense.

10. PATENT EXPENSES

10.1 During the Term:

(a) Licensee may renew and maintain and pay all costs of renewing and maintaining the patent included in Licensed Technology.

(b) Licensee will have the right to cause Licensors to apply in Licensors' name for all United States and non-United States patents which Licensee, in its reasonable discretion after consultation with the Licensors, determines are necessary to exploit the rights and licenses granted hereunder. The legal expense to Licensors of applying for such patents will be paid by Licensee to the Licensors.

11. NOTICES

11.1 Notices. All notices or other communications required by this Agreement will be in writing and will be hand delivered or sent by certified mail and will be regarded as properly given if sent to the parties or their representatives at the addresses located below:

If to Licensee:

Sunspring, Inc. (SUNS)
112 C Longview Drive
Los Alamos, New Mexico 87544

If to a Licensor:

Melvin L. Prueitt
161 Cascabel
Los Alamos, New Mexico 87544

From time to time during the term of this Agreement, the parties may, at their discretion, designate other representatives, addresses or addressees.

12. EXPORT COMPLIANCE

12.1 Compliance With Law. At all times during the License Term, Licensee and Licensor will comply in all respects with the Export Administration Act of 1979, 50 U.S.C. paragraph 2401, et seq., the Arms Export Control Act, both as from time to time amended, with regulations promulgated under either, and with administrative acts pursuant to either, and with other applicable statutes and regulations of the United States

13. BINDING EFFECT

13.1 Writing Required. This Agreement constitutes the complete agreement of the parties and cannot be modified except in writing signed by the parties. This Agreement shall bind, and inure to the benefit of, each of the parties and their personal representation, successors in interest and any approved assigns of Licensee. This Agreement and all amendments hereto shall be governed by and construed and enforced in accordance with the laws of the State of New Mexico, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14. SURVIVAL

14.1 Survival. The provisions set forth in Articles 4, 5, 7, 8 and 12 through 16 will survive the termination of any license granted hereunder and survive the termination of this Agreement.

15. COUNTERPARTS

15.1 Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

16. ARBITRATION

16.1 Agreement to Arbitrate. All disputes between Licensee and Licensor arising under this Agreement shall be resolved by binding arbitration in Albuquerque, New Mexico, pursuant to the Commercial Arbitration Rules of the American Arbitration Association and the then current New Mexico Uniform Arbitration Act, and judgment upon the award may be entered in any court having jurisdiction.

DATED: Nov. 26, 2001

LICENSOR:

/s/ Melvin L. Prueitt
MELVIN L. PRUEITT

LICENSOR:

/s/ Leslie G. Speir
LESLIE G. SPEIR

LICENSOR:

/s/ Stanley D. Prueitt
STANLEY D. PRUEITT

LICENSEE:

SUNSPRING, INC. (SUNS)
a Nevada Corporation

By: /s/Melvin S. Prueitt
Its: President

SCHEDULE "A"

MECH Technology

(not attached)

SCHEDULE "B"

The "SIP" in the SIP Technology stands for "Solar Irrigation Pump". The pump uses solar energy to pump water. In SIP, a MECH expander is used as the engine that is driven by high-pressure refrigerant vapor. The expander directly drives a MECH pump that pumps water. The amount of pressure of the effluent water from the pump can be determined by the ratio of the volume of the MECH expander to the volume of the MECH pump and the pressure of the refrigerant vapor.